CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-192858 on Form N-1A of our report dated December 27, 2023, relating to the financial statements and financial highlights of MetLife Core Plus Fund (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund as of and for the year ended October 31, 2023, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
February 27, 2024